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                                 March 31, 1994


Octel Communications Corporation
890 Tasman Drive
Milpitas, CA 95035-7439


         RE:     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 1, 1994 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,240,965 shares of your Common Stock (the "Shares"), which are to be issued pursuant to the 1985 Incentive Stock Plan and four VMX, Inc. ("VMX") stock option plans: the 1982 VMX/OPCOM Stock Option Plan, the 1983 VMX Stock Option Plan, the 1986 VMX Stock Option Plan and the 1989 VMX Stock Option Plan. As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

         It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                           Very truly yours,

                                           WILSON, SONSINI, GOODRICH & ROSATI
                                           Professional Corporation





                                  EXHIBIT 5.1


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